Exhibit 99.1

Poniard Pharmaceuticals Reports Fourth Quarter and Year-End 2007

Financial Results and Corporate Update

— Conference Call Today at 5:00 p.m. Eastern Time —

South San Francisco, Calif. (February 28, 2008) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the fourth quarter and year ended December 31, 2007.

“Our 2007 fourth quarter accomplishments capped a productive year in which we made significant advancements in all aspects of our clinical development program for picoplatin, our lead product candidate,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard. “We initiated a Phase 2 trial in metastatic colorectal cancer and completed patient enrollment in a Phase 2 trial in hormone-refractory prostate cancer — two solid tumor malignancies for which there is significant medical need. We also continued to advance our pivotal SPEAR trial in small cell lung cancer and believe that we will have top-line data from this trial in mid-2009. Our progress and continued focus demonstrate our dedication to developing picoplatin as a new generation chemotherapy agent with the potential to become a platform product addressing multiple indications, combinations and formulations.”

Fourth Quarter and Recent Highlights

Picoplatin and Development Pipeline

•                  Presented safety data from a Phase 1 dose-escalation study of picoplatin in patients with metastatic colorectal cancer (mCRC) at the American Society of Clinical Oncology’s (ASCO) 2008 Gastrointestinal Cancers Symposium. Results showed that none of the patients treated with picoplatin exhibited a Grade 2 or higher neuropathy. Mild nephrotoxicity and ototoxicity were observed infrequently. The dose limiting toxicity was most frequently hematological with neutropenia and thrombocytopenia.

•                  Initiated a Phase 2 clinical trial for the first-line treatment of mCRC evaluating the use of intravenous picoplatin as a replacement for oxaliplatin. This randomized, 100-patient trial is evaluating whether picoplatin given once every four weeks in combination with standard dose 5-fluorouracil and leucovorin in the FOLPI regimen demonstrates trends toward equivalent or better efficacy than oxaliplatin in combination with 5-fluorouracil and leucovorin in the FOLFOX regimen without the substantial neurotoxicity associated with oxaliplatin.

•                  Presented encouraging safety and efficacy data from a Phase 1 dose-escalation study of picoplatin in patients with hormone-refractory prostate cancer (HRPC), at ASCO’s 2008 Genitourinary Cancers Symposium. Results showed that 65 percent of the 31 evaluable patients exhibited positive prostate specific antigen (PSA) response in patients treated with picoplatin and full-dose docetaxel and prednisone, the current standard of care. These encouraging results compare with published PSA response rates of 45 percent with docetaxel and prednisone alone. These results support the Company’s ongoing

Phase 2 trial of picoplatin in HRPC, data from which will be presented this year at scientific conferences.

•                  Completed enrollment in a Phase 2 trial of intravenous picoplatin in approximately 30 patients for the treatment of metastatic HRPC in combination with full-dose docetaxel (Taxotere®) and prednisone, the standard of care in the first-line setting.

•                  Announced preliminary data from an ongoing Phase 1 clinical trial of oral picoplatin in patients with advanced solid tumor malignancies showing that picoplatin can achieve oral bioavailability of 30 to 40 percent in doses tested to date, which is consistent with earlier preclinical oral bioavailability studies. In addition, the Company expanded the study, based on promising findings, to include additional dose levels to enhance data analysis.

•                  Continued to open sites and advance our ongoing pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of intravenous picoplatin. This registrational trial is being conducted under a Special Protocol Assessment from the U.S. Food and Drug Administration and is evaluating overall survival as the primary endpoint.

•                  Received orphan medicinal product designation from the Committee for Orphan Medicinal Products of the European Medicines Agency for picoplatin for the treatment of small cell lung cancer (SCLC).

Management Appointments

•                  Appointed Robert De Jager, M.D., as chief medical officer of the Company.

2007 Financial Results

The Company reported a net loss of $9.6 million ($0.28 diluted loss per share on a loss applicable to common shares of $9.7 million) for the fourth quarter of 2007 compared to a net loss of $6.1 million ($0.27 diluted loss per share on a loss applicable to common shares of $6.2 million) for the same period in 2006. Net loss for the year ended December 31, 2007 was $32.8 million ($1.08 diluted loss per share on a loss applicable to common shares of $33.3 million) compared to a net loss of $23.3 million ($1.37 diluted loss per share on a loss applicable to common shares of $23.8 million) for the year ended December 31, 2006.

There was no revenue for the quarter and year ended December 31, 2007, nor was there revenue for the quarter and year ended December 31, 2006.

Total operating expenses for the fourth quarter of 2007 increased 61 percent to $10.4 million, from $6.5 million for the fourth quarter of 2006, due primarily to higher clinical costs associated with the Company’s picoplatin trials and the recognition of stock option expense. Total operating expenses increased 66 percent to $35.4 million for the year ended December 31, 2007, from $21.2 million for the same period in 2006.

Research and development (R&D) expenses increased 66 percent to $7.0 million for the fourth quarter of 2007, from $4.2 million for the fourth quarter of 2006, and increased 75 percent to $23.4 million for the year ended December 31, 2007, from $13.4 million for the same period in 2006. The increase in R&D expenses for the quarter and year ended December 31, 2007 resulted from higher clinical costs associated with the Company’s picoplatin trials and increased costs for other R&D efforts.

General and administrative (G&A) expenses increased 90 percent to $3.5 million for the fourth quarter of 2007, compared with $1.8 million for the fourth quarter of 2006 and increased 60 percent to $12.1 million for the year ended December 31, 2007, from $7.5 million for the same period in 2006. The increases in G&A costs for the quarter and year ended December 31, 2007 are primarily due to the recording of stock options expense and increased personnel costs.

Cash and investment securities as of December 31, 2007 was $92.6 million, compared with $53.7 million at December 31, 2006. Management currently believes the existing cash and investment securities will provide adequate resources to fund the Company’s operations at least through the second quarter of 2009.

Based on updated analysis and projections of the timelines for the Phase 3 SPEAR trial for SCLC, the Company currently expects that top-line data from this trial will be available in mid-2009.

During 2008 the Company intends to:

•                  Fully enroll the Phase 2 mCRC trial in the first half of 2008, and present clinical data from the Phase 2 mCRC trial at scientific meetings throughout the year,

•                  Present clinical data from the Phase 2 HRPC trial at scientific meetings this year

•                  Present data from the Phase 1 oral picoplatin study at scientific meetings this year and

•                  Advance the Phase 3 SPEAR trial in SCLC

Conference Call Details

To participate in today’s live call by telephone, please dial 877-604-9669 from the U.S. or +1-719-325-4913 for international callers. In addition, the live conference call is being webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s website at www.poniard.com. A replay will also be available online for 14 days following the live presentation.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancer, as well as a clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by regulatory authority for use in humans. For additional information please visit www.poniard.com.

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	7,011	4,221	23,373	13,356
General and administrative	3,501	1,845	12,085	7,548
Realized gain on equipment disposal	(105)	—	(105)	(73)
Asset impairment	—	403	—	403
Total operating expenses	10,407	6,469	35,353	21,234
Loss from operations	(10,407)	(6,469)	(35,353)	(21,234)
Other income (expense), net	841	348	2,571	(2,060)
Net loss	(9,566)	(6,121)	(32,782)	(23,294)

Preferred stock dividends	(125)	(125)	(500)	(500)
Loss applicable to common shares	$(9,691)	$(6,246)	$(33,282)	$(23,794)

Loss per share:
Basic and diluted	$(0.28)	$(0.27)	$(1.08)	$(1.37)

Shares used in calculation of loss per share:
Basic and diluted	34,660	22,808	30,762	17,376

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS:
Cash and investment securities	$92,621	$53,710
Cash - restricted	281	136
Facilities and equipment, net	1,121	525
Assets held for sale	—	2,624
Licensed products, net	10,021	11,236
Other assets	1,096	836
Total assets	$105,140	$69,067

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$9,474	$12,201
Long term liabilities	6,561	9,975
Shareholders’ equity	89,105	46,891
Total liabilities and shareholders’ equity	$105,140	$69,067

This release contains forward-looking statements, including statements regarding the Company’s financial condition and results of operations,  business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and most current Quarterly Report on Form 10-Q, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which will be filed with the SEC on or before March 17, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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